NEWS RELEASE

BIOFUEL ENERGY TO EXPLORE STRATEGIC ALTERNATIVES

DENVER, COLORADO – MARCH 26, 2013 – BIOFUEL ENERGY CORP. (NASDAQ:BIOF), an ethanol production company, today announced that it has engaged Piper Jaffray & Co to act as its financial adviser to assist the Company in exploring certain strategic alternatives, including a potential sale of one or both of its plants.

As previously disclosed, the Company’s operating subsidiaries did not make the regularly-scheduled payments of principal and interest that were due on September 28, 2012 on the term loans outstanding under their senior debt facility. This resulted in the Company receiving a notice of default from First National Bank of Omaha, as Administrative Agent for the lenders under the senior debt facility. Since the initial default, the operating subsidiaries have not made any of the regularly-scheduled principal and interest payments, which through December 31, 2012 totaled $8.2 million.

The lenders under the senior debt facility have indicated that they are willing to provide the Company with a grace period until July 30, 2013 to allow the Company to pursue one or more strategic alternatives. This grace period would be subject to the achievement of certain milestones, and could be extended at the sole discretion of the Administrative Agent under the senior debt facility. The Company expects to enter into a formal agreement to reflect the foregoing as soon as reasonably practicable. The Company noted that, in the event of a sale of one or both of its ethanol plants, the proceeds of such sale would first be applied to repay all or a portion of the outstanding indebtedness under the senior debt facility. Residual proceeds after satisfying the senior indebtedness, if any, would accrue to the Company.

The Company, on behalf of its operating subsidiaries that are the borrowers under the senior debt facility, has been engaged in separate discussions with the lenders regarding a consensual resolution of the default. The Company noted that any such agreement with the lenders would most likely entail the transfer of substantially all of the assets of the operating subsidiaries in satisfaction of the outstanding indebtedness. To this end, the Company’s Board of Directors has approved in principle management’s proceeding with such a transaction in the event the Company is unable to achieve an alternative transaction.

The Company added that, in either the case of a transfer of assets to the lenders or a sale of one or both of its plants, there are no assurances as to what value may be derived for shareholders of the Company from such transfer or sale. At December 31, 2012, the Company had $9.3 million of cash and cash equivalents, of which $8.6 million was held at the parent and $0.7 million was held at the operating subsidiaries, the latter amount subject to the security interest of the lenders under the senior debt facility. Those balances have not changed materially since.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Factors that could cause actual results to differ from those anticipated are discussed in our Exchange Act filings and our Annual Report on Form 10-K.

BioFuel Energy currently has two 110 million gallons per year ethanol plants in the Midwestern corn belt.

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Contact:	BioFuel Energy Corp.	For more information:
	(303) 640-6500	www.bfenergy.com

Piper Jaffray & Co.
J. Thomas Halverson, Jr.
Managing Director and Group Head
Clean Technology & Industrials
(612) 303-6371

1600 Broadway, Suite 2200• Denver, CO • 303.640-6500 • www.bfenergy.com